Exhibit 99.1

              Haemonetics Announces Change in Board of Directors

    BRAINTREE, Mass., July 30 /PRNewswire-FirstCall/ -- Haemonetics Corporation announced today the reelection of Dr. Yutaka Sakurada to the Company's Board of Directors as part of the director class of 2005, at its annual shareholders meeting. Dr. Harvey Klein withdrew his name from the slate of candidates to be elected to the Board in response to a recently announced policy by National Institutes of Health ("NIH") against having NIH employees serve on for-profit boards. Dr. Klein is Chief of the Department of Transfusion Medicine at the Warren G. Magnuson Clinical Center of NIH, and has served with distinction on Haemonetics' Board of Directors since 1998.

    Haemonetics expects to accelerate its consideration of independent director candidates to its Board.

    Haemonetics Corporation

    Haemonetics (NYSE: HAE) is a global company engaged in the design, manufacture and worldwide marketing of automated blood processing systems. These systems address important medical markets: surgical blood salvage, blood component collection, plasma collection, and blood component safety. To learn more about Haemonetics' products and markets, visit its web site at http://www.haemonetics.com.

    This release contains forward looking statements that involve risks and uncertainties, including technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, product demand, market acceptance, regulatory uncertainties, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers' ordering patterns, the effect of industry consolidation as seen in the plasma market, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive. The forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements.

    Contact:
     Julie Fallon
     Tel. (781) 356-9517
     Alt. Tel. (617) 320-2401
     fallon@haemonetics.com

SOURCE  Haemonetics Corporation
    -0-                             07/30/2004
    /CONTACT: Julie Fallon of Haemonetics Corporation, +1-781-356-9517, Alt. Tel. +1-617-320-2401, fallon@haemonetics.com/
    /Web site:  http://www.haemonetics.com/
    (HAE)

CO:  Haemonetics Corporation
ST:  Massachusetts
IN:  HEA MTC
SU:  PER